Exhibit 99.1

Trovagene Announces Launch of New Company Website

New website offers visitors greater insight into the Company’s focus in oncology drug development, predictive clinical biomarkers and advances in Onvansertib clinical program

SAN DIEGO, CA – November 13, 2018 – Trovagene, Inc. (NASDAQ: TROV), a clinical-stage oncology therapeutics company, taking a precision cancer medicine approach to develop drugs that target cell division (mitosis) for the treatment of leukemias, lymphomas and solid tumor cancers, today announced the launch of its newly revamped website. This redesigned website offers easy access to essential information, while providing a more detailed understanding of the Company’s approach to, and advances in, the clinical development of its targeted cancer therapeutic, Onvansertib, a first-in-class, 3rd generation, highly-selective oral Polo-like Kinase 1 (PLK1) inhibitor. The website also has a comprehensive investor section with updated company news and events, financial and stock information, SEC filings and corporate governance information.

“We are excited about the launch of our new website and the robust information it provides for our investors and collaborators to better understand our commitment to developing new treatment options in cancer indications where there is a significant medical need,” said Dr. Thomas Adams, Executive Chairman of Trovagene. “We believe that our new website will allow visitors to have an informative experience as we continue to rapidly advance our Onvansertib clinical development programs.”

About Onvansertib

Onvansertib is a first-in-class, 3rd generation, oral and highly-selective adenosine triphosphate (ATP) competitive inhibitor of the serine/threonine polo-like-kinase 1 (PLK 1) enzyme, which is over-expressed in multiple cancers, including leukemias, lymphomas and solid tumors. Separate studies with other PLK inhibitors have shown that inhibition of polo-like-kinases can lead to tumor cell death, including a Phase 2 study in Acute Myeloid Leukemia (AML) where response rates of up to 31% were observed when combined with a standard therapy for AML (low-dose cytarabine-LDAC) versus treatment with LDAC alone with a 13.3% response rate. A Phase 1 open-label, dose escalation safety study of Onvansertib has been completed in patients with advanced metastatic solid tumor cancers and published in Investigational New Drugs. The maximum tolerated dose (MTD) or recommended Phase 2 dose (RP2D) in this trial was 24 mg/m2. Trovagene has an ongoing Phase 1b/2 clinical trial with Onvansertib in AML that was accepted by the National Library of Medicine (NLM) and is now publicly viewable on www.clinicaltrials.gov. The NCT number assigned by clinicaltrials.gov for this study is NCT03303339. Onvansertib has been granted Orphan Drug Designation by the FDA in the U.S. and by the EC in the European Union (EU) for the treatment of patients with AML. Trovagene is also enrolling a Phase 2 trial of Onvansertib in combination with Zytiga® (abiraterone acetate) and prednisone in metastatic Castration-Resistant Prostate Cancer (mCRPC) that was accepted by the National Library of Medicine (NLM) and is now publicly viewable on www.clnincaltrials.gov. The NCT number assigned by clinicaltrials.gov for this study is NCT03414034.

Trovagene Inc. | 11055 Flintkote Avenue | San Diego | CA 92121 | Tel.: USA [+1] 888-391-7992

Onvansertib targets the PLK1 isoform, only (not PLK2 or PLK3), is orally administered, has a 24-hour drug half-life with only mild to moderate side effects reported. Trovagene believes that targeting only PLK1 and having a favorable safety and tolerability profile, along with an improved dose/scheduling regimen will significantly improve on the outcome observed in previous studies with a former panPLK inhibitor in AML.

Onvansertib has demonstrated synergy in preclinical studies with numerous chemotherapies and targeted therapeutics used to treat leukemias, lymphomas and solid tumor cancers, including FLT3 and HDAC inhibitors, taxanes, and cytotoxins. Trovagene believes the combination of its targeted PLK1 inhibitor, Onvansertib, with other compounds has the potential to improve clinical efficacy in Acute Myeloid Leukemia (AML), metastatic Castration-Resistant Prostate Cancer (mCRPC), Non-Hodgkin Lymphoma (NHL), Triple Negative Breast Cancer (TNBC), as well as other types of cancer.

About Trovagene, Inc.

Trovagene is a clinical-stage, oncology therapeutics company, taking a precision medicine approach to develop drugs that target mitosis (cell division) to treat various types of cancer, including leukemias, lymphomas and solid tumors. Trovagene has intellectual property and proprietary technology that enables the Company to analyze circulating tumor DNA (ctDNA) and clinically actionable markers to identify patients most likely to respond to specific cancer therapies. Trovagene plans to continue to vertically integrate its tumor genomics technology with the development of targeted cancer therapeutics. For more information, please visit www.trovageneoncology.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend” or other similar terms or expressions that concern Trovagene’s expectations, strategy, plans or intentions. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, our need for additional financing; our ability to continue as a going concern; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; our clinical trials may be suspended or discontinued due to unexpected side effects or other safety risks that could preclude approval of our product candidates; uncertainties of government or third party payer reimbursement; dependence on key personnel; limited experience in marketing and sales; substantial competition; uncertainties of patent protection and litigation; dependence upon third parties; our ability to develop tests, kits and systems and the success of those products; regulatory, financial and business risks related to our international expansion and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. There are no guarantees that any of our technology or products will be utilized or prove to be commercially successful. Additionally, there are no guarantees that future clinical trials will be completed or successful or that any precision medicine therapeutics will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2017, and other periodic reports filed with the Securities and Exchange Commission. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Trovagene does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Trovagene Contact:

Vicki Kelemen

VP, Clinical Development

858-952-7652

vkelemen@trovagene.com